Exhibit 99.2

ValleyBancorp NASDAQ: VLLY Barry L. Hulin President & Chief Executive Officer www.v.alleybancorp.com

The following discussion will include forward-looking statements. Our actual results may differ materially from those projected. Such risks include, but are not limited to, the company's inability to generate increased earnings assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets and retain key personnel and any significant changes in the level of tourism in Las Vegas and surrounding area. Additional risk factors that could cause a material difference are included in our most recently filed registration statement, as amended, filed by Bancorp with the SEC in connection with it's recently completed initial public offering, a copy of which is available at http://www.valleybancorp.com. Valley Bancorp

Valley Bank Profile Community bank focusing on commercial real estate products and services to small/medium size businesses and developers in Las Vegas and surrounding communities. Commenced operations in October 1998. Three full-service branches: Las Vegas, Henderson and Pahrump Valley Bancorp as of December 31, 2004 Total Assets: $273.6 million Net Loans: $196.1 million Total Deposits: $236.2 million Stockholders' Equity: $ 36.3 million Net Income (2004): $ 3.2 million Return on Average Equity (2004): 14.61 % Valley Bancorp

Our Market - Dynamics Gaming Tourism / Convention City Expanding population base Service expansion in gaining and tourism sectors Growing commercial / industrial base Retirement destination ValleyBancorp

Gaming Hotel Rooms New/Expanding Projects Source: Las Vegas Convention and Visitors Authority Gaming Revenue Property Wynn Las Vegas Palazzo Cosmopolitan Wild Wild West Project CityCenter Caesar's Palace Encore Wynn Alexis Park Number of Rooms 2,716 3,020 2,400 1,000 5,200 949 1,500 1,000 Source: Las Vegas Convention and Visitors Authority ValleyBancorp

Tourism and Convention City McCarran Passenger Traffic Source: Clark County Department of aviation Economic Impact of Conventions Source: Las Vegas Convention and Visitors Authority Las Vegas Visitors Volume Source: Las Vegas Convention and Visitors Authority Occupancy Rate Source: Las Vegas Convention and Visitors Authority

Expanding Population Base Population Forecast Migration Net Est. Monthly Migration 4,197 Avg. Monthly Natural Increase 1,070 Source: Clark County Nevada, Advanced Planning Division A Diverse Work Force December 2004 Unemployment Rate: 3.5% State of Nevada Department of Employment and Rehabilitation, Research & Analysis Bureau, December 2004. Housing Mix Retirees % 2003 Change 2002 2003 Change No. of Retiree 232,303 243,549 4.6% HH with Retirees 122,144 124,752 2.1% Source: Las Vegas Perspective Survey Source: Southern Nevada Consensus Unit Estimate ValleyBancorp

Performance Deposits and Loans Performance Index Net Income ValleyBancorp

Our Strategy - Long Term Goals Return on Assets > 1.00%. Double-digit Return on Equity. Efficiency Ratio < 60%. Net Interest Margin of 5.00%. Annual growth in assets and loan portfolio of approximately 25% and 20%, respectively, for the next three to five years. ValleyBancorp